Exhibit 99.01

MoneyGram Announces Portfolio Valuation as of November 30 and
Exclusive Discussions with Thomas H. Lee Partners for
$800 Million Equity Investment

Company Obtains Amendments and Waivers Under Credit Agreements;
Realigns Official Check Business

MINNEAPOLIS January 14, 2008– MoneyGram International, Inc. (NYSE:MGI) announced that it has completed the valuation of its investment portfolio as of November 30, 2007, and has experienced additional net unrealized losses of $571 million from September 30, 2007, bringing cumulative net unrealized losses to $860 million. The Company has commenced a process to realign the portfolio away from asset-backed securities and into highly liquid assets. In January, 2008, the Company sold $1.3 billion of securities, resulting in a realized loss of approximately $200 million, which was an incremental loss of approximately $100 million from the unrealized losses reflected as of November 30 as to these securities.

MoneyGram also announced that it is engaged in exclusive negotiations with an investment group led by Thomas H. Lee Partners, L.P. (the Investors) concerning a comprehensive recapitalization of the Company. These negotiations currently contemplate a transaction pursuant to which the Company would receive a capital infusion of both equity and debt capital, comprised of approximately $750-850 million of equity from the Investors and approximately $550-750 million of new debt facilities from third parties. The Company also expects to have $350 million outstanding or available under its existing credit agreement. The investment would be conditioned upon, among other things, liquidation by the Company of a significant portion of its existing investment portfolio. The Company would expect to recognize losses in connection with that liquidation, if it occurs, which, in light of losses recognized on the securities sold in January, 2008, are likely to be substantially higher than the losses reflected in the November 30, 2007 valuation. The securities that would be acquired by the Investors in the transaction under discussion would currently be expected to give the Investors an initial equity interest in the Company ranging from 60 to 65%, depending upon the amount of capital invested and the ultimate size of the losses realized upon the sale of certain assets within the Company’s securities portfolio. Given the nature of the securities comprising the Company’s current investment portfolio, the amount of capital required to be infused into the Company and the initial equity interest may fall outside the ranges noted above.

The transaction is designed to provide sufficient capital to support realignment of the Company’s portfolio away from the risk associated with the asset-backed security market that it has faced in the recent past and to provide sufficient financial flexibility to support the long term needs of the business after the realignment. It is anticipated that the realigned portfolio will be comprised predominantly of government, government agency and municipal securities. As a result, the Company anticipates that its profit margin will be adversely affected on a going forward basis by the lower yields in its realigned portfolio. In particular, profitability in the Company’s Official Check business is expected to be significantly reduced.

The Company also announced that it has obtained certain amendments and waivers until January 31, 2008, under its bank lending agreements and a primary clearing agreement. Furthermore, as a result of its strategic review of the Payment Systems segment, MoneyGram has decided to modify its Official Check business model to target more profitable small to mid-sized customers.

Investment Portfolio
As of November 30, 2007, the Company had experienced additional net unrealized losses of $571 million from September 30, 2007, bringing total net unrealized losses to $860 million. These additional losses largely result from deterioration in the value of the Company’s holdings of asset-backed securities, which were negatively impacted by changes in the credit ratings of the securities or the underlying collateral supporting these securities. In January, 2008, the Company sold $1.3 billion of securities, resulting in a realized loss of approximately $200 million, which was an incremental $100 million from the unrealized losses reflected as of November 30 as to these securities. The extent of the realized losses incurred in January 2008 was impacted by the prompt liquidation of the securities.

The Company is in the process of performing its year end pricing analysis and quarterly impairment review. It anticipates that significant additional losses will be recorded in December, and that a substantial charge for other-than-temporarily impaired securities will be taken against earnings in the fourth quarter. As previously announced, investors should not rely upon previously given guidance for 2007 results.

The losses in the portfolio do not immediately impact the Company’s cash flow but rather create a need for long-term capital to off-set the anticipated significant realized and unrealized losses in the investment portfolio. The Company believes that the equity and debt associated with this proposed transaction will be sufficient in light of the anticipated sales of portfolio assets to provide for its long-term capital needs. The Company currently has sufficient daily liquidity which comes primarily from settlements with customers supplemented by liquid portfolio assets, including cash and cash equivalents of $1.5 billion, and does not anticipate any issues related to daily liquidity provided its current customer relationships remain substantially in place.

Investment Negotiations
The negotiations with the Investors currently contemplate that the Investors would invest approximately $750-850 million in a convertible preferred stock of the Company and that third-party lenders would provide approximately $550-750 million in debt financing, in addition to the Company’s existing $350 million credit agreement. Receipt by the Investors of the convertible preferred stock would be subject to shareholder approval no later than 6 months following the date of the agreement.   It is contemplated that upon the initial funding, the Investors would receive a combination of nonvoting preferred stock, common stock and contingent value rights designed to have, in the aggregate, substantially similar value to the Investors as that contemplated by the convertible preferred stock, all of which would be exchanged for the convertible preferred stock upon receipt of such shareholder approval.

The transaction would be conditioned upon receipt of debt financing, additional amendments of existing debt agreements, expiration of regulatory waiting periods, completion of confirmatory due diligence and confirmation from the New York Stock Exchange that the securities to be received in the transaction may be listed in accordance with its policies. The investment would also be conditioned upon liquidation by the Company of a significant portion of the Company’s existing securities portfolio. The Company would expect to recognize losses in connection with that liquidation, if it occurs, which, in light of the losses recognized in the securities sold in January, 2008, are likely to be substantially higher than losses reflected in the November 30, 2007, valuation. The securities that would be acquired by the Investors in the transaction under discussion are currently expected to give the Investors an initial equity interest in the Company ranging from 60 to 65%, depending upon the amount of capital invested and the ultimate size of the losses realized upon the sale of certain assets within the Company’s securities portfolio.

The Company anticipates that the negotiations will lead to execution of definitive documents in January, and to a funding in February. The Company expects that any transaction agreement with the Investors would permit the board of directors to seek alternative investors and to terminate the transaction prior to funding to accept an offer that is superior for the shareholders subject to a customary break-up fee. The Company’s exclusive discussions with the Investors also do not preclude discussions between the Company and Euronet Worldwide, Inc. (Euronet) or discussions with third parties pursuant to superior written offers. The Company has executed a confidentiality agreement with Euronet and has provided confidential information to and engaged in discussions with representatives of Euronet.

Neither the Company nor any of the Investors has committed to the proposed transaction and no assurances can be given that the conditions necessary to reach a definitive agreement will be satisfied or that the Company will enter into or consummate a transaction with any of the Investors or any other party.

Bank Agreement Amendments and Waivers
The Company’s bank lenders under its $350 million credit agreement and JPMorgan Chase, the lender under its $150 million 364-day credit facility, have each agreed to an amendment to those agreements through January 31, 2008.  Pursuant to the amendments, the lenders have agreed to waive certain events of default arising by virtue of the investment portfolio losses expected to be reflected as impairments in the Company’s financial statements at year end, and certain related matters.  A primary clearing bank has entered into a similar waiver. The amendments provide that the waivers are effective for net securities losses up to $1.5 billion. The Company and the lenders also agreed to certain amendments to covenants and an increase in the interest rates payable during the waiver period. As noted above, further amendments to the credit agreements would be required to consummate the transaction with the Investors.

Conclusion of Strategic Review of the Payment Systems Segment
As previously announced, the Board of Directors of MoneyGram conducted a comprehensive review of the Payment Systems segment with the assistance of J.P. Morgan. As a result of this review, the Company will restructure its Official Check business model by changing its commission structure, enabling the Company to continue providing these essential services by focusing on small to mid-sized institutions and exiting certain large customer relationships. The Company expects to exit contracts with most of its top ten Official Check customers, who together account for approximately $2 billion of the Company’s Official Check payment obligations.

Global Funds Transfer Segment Update
The Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, continues to experience strong growth driven by global migration trends. Money transfer transaction volume grew 25% in the fourth quarter of 2007. The money transfer agent network grew to 143,000 agent locations at the end of 2007, an increase of 30% from the prior year. The Global Funds Transfer segment continues to generate strong cash flow enabling it to fund investments in marketing, infrastructure and agent growth.

About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company.  The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers.  MoneyGram is a New York Stock Exchange listed company, with $1.16 billion in revenue in 2006 and approximately 143,000 global money transfer agent locations in 170 countries and territories.  For more information, visit the company’s website at .

Forward Looking Statements
The statements contained in this press release regarding MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) our ability to enter into and consummate a definitive transaction with the Investors, Euronet, lenders or any other party that provides us with sufficient long-term capital or debt; (b) additional material changes in the market value of securities we hold and/or permanent impairments of portfolio securities; (c) additional costs and expenses incurred as a result of the recapitalization; (d) loss of a key customer or inability to maintain our network in our Global Funds Transfer segment; (e) the ability to continue to effectively operate the Payments Systems segment pending the receipt of additional long-term capital and in light of changes implemented as a result of the strategic review of that business and the additional indebtedness expected to be incurred; (f) ability to maintain sufficient liquidity, capital and assets; (g) risk of further downgrade in our credit ratings which could affect our cost of funds; (h) ability to manage credit risk related to our investment portfolio and our use of derivatives; (i) unexpected liquidity or capital needs and our ability to secure additional sources of capital; (j) ability to successfully develop and timely introduce new and enhanced products and services; (k) ability to protect and defend the intellectual property rights related to our existing and any new or enhanced products and services; (l) our ability to continue to compete effectively; (m) our and our agents’ ability to comply with U.S. and international licensing and regulatory requirements; (n) conducting money transfer transactions through agents in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (o) ability to manage security risks related to our electronic processing and transmission of confidential customer information; (p) ability to process and settle transactions accurately and the efficient and uninterrupted operation of our computer network systems and data centers; (q) ability to manage credit and fraud risks from our retail agents; (r) ability to manage reputational damage to our brand due to fraudulent or other unintended use of our services; (s) litigation or investigations of us or our agents that could result in material settlements, fines or penalties; (t) fluctuations in interest rates; (u) ability to manage risks related to opening of new retail locations and acquisition of businesses; (v) material slow down or complete disruption in international migration patterns; (w) ability for us and our agents to maintain adequate banking relationships, including relationships with clearing banks; (x) ability to manage risks associated with our international sales and operations; (y) ability to maintain effective internal controls; (z) possible delay or prevention of an acquisition of our company which could inhibit a stockholder’s ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (aa) other factors more fully discussed in MoneyGram’s filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

Contacts:
(for Investors) Dave Parrin – 952-591-3840
(for Media) Michael Fox – 203-258-9527